EXHIBIT 99.1

SanDisk Corporation
601 McCarthy Boulevard
Milpitas, CA 95035-7932
Phone: 408-801-1000
Fax: 408-801-8657

SANDISK PROVIDES BUSINESS UPDATE

Milpitas, CA, April 3, 2012 - SanDisk Corporation (NASDAQ:SNDK), a global leader in flash memory storage solutions provided preliminary revenue results for its first fiscal quarter 2012 ended April 1, 2012. Due to weaker than expected pricing and demand, the company estimates total revenue to be approximately $1.2 billion, down from the previously forecasted revenue range of $1.30 to $1.35 billion. Total gross margin is also expected to be below the previously guided range of 39% to 42%. SanDisk will release its first-quarter financial results and provide business commentary at its earnings conference call to be held on April 19, 2012.

FORWARD LOOKING STATEMENTS
This news release contains certain forward-looking statements, including statements about our preliminary revenue and gross margin results for the first quarter of fiscal year 2012. The preliminary financial information provided in this press release is subject to our normal quarter-end accounting review and review by our independent registered public accounting firm. The preliminary financial information is based on our current expectations and is subject to numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate and may harm our business, financial condition and results of operations. Risks that may cause these forward-looking statements to be inaccurate include among others:

•	that our preliminary results could be adjusted or otherwise change after our quarter-end accounting review and the review by our independent registered public accounting firm; and

•
the other risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in our Securities and Exchange Commission filings and reports, including, but not limited to, our Annual Report on Form 10-K for the fiscal year ended January 1, 2012.

All statements made in this press release are made only as of the date set forth at the beginning of this release. We undertake no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of the release.

ABOUT SANDISK
SanDisk Corporation is a global leader in flash memory storage solutions, from research and development, product design and manufacturing to branding and distribution for OEM and retail channels. Since 1988, SanDisk’s innovations in flash memory and storage system technologies have provided customers with new and transformational digital experiences. SanDisk’s diverse product portfolio includes flash memory cards and embedded solutions used in smart phones, tablets, digital cameras, camcorders, digital media players and other consumer electronic devices, as well as USB flash drives and solid-state drives (SSD) for the computing market. SanDisk’s products are used by consumers and enterprise customers around the world.

SanDisk is a Silicon Valley-based S&P 500 and Fortune 500 company, with more than half its sales outside the United States. For more information, visit www.sandisk.com.

SanDisk and the SanDisk logo are trademarks of SanDisk Corporation, registered in the United States and other countries. Other brand names mentioned herein are for identification purposes only and may be the trademarks of their respective holder(s).

CONTACTS:

Investor Contact:	Media Contact:
Jay Iyer	Lee Flanagin
(408) 801-2067	(408) 801-2463